Exhibit 99.1

CoStar Group Grows 2016 Revenue 18%, Increases Annual Net Income
$88 Million and Annual EBITDA $125 Million

WASHINGTON, DC - February 22, 2017 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the year ended December 31, 2016 was $838 million, an increase of 18% over revenue of $712 million for the full year of 2015. Revenue for the fourth quarter of 2016 grew 13% year-over-year to $218 million.

Net income for the year ended December 31, 2016 increased $88 million to $85 million or $2.62 per diluted share compared to a net loss of $(3) million for the full year of 2015. EBITDA (defined below) for the full year of 2016 was $215 million versus $90 million for the full year of 2015, an increase of 139%.

“2016 was a very strong year for CoStar Group,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “For the full year of 2016, we added $126 million of revenue and generated $112 million of net new bookings. We showed the strong margin potential of the business increasing EBITDA $125 million year-over-year. We believe we will exceed our goal of $1 billion in revenue in 2018 and remain committed to achieving 40% margin in the fourth quarter of 2018.”

Florance continued, “Our investment in our sales force in 2016 enabled us to achieve our best fourth quarter of net new bookings with $29 million, which is up 16% year-over-year and up 13% sequentially over the third quarter of 2016. In 2016, we also achieved our highest year ever of net new bookings of CoStar Suite. Our investments in Apartments.com also produced outstanding results, with multifamily net new bookings up over 60% in the fourth quarter of 2016 year-over-year.”

Year 2015-2016 Quarterly Results - Unaudited
(in millions, except per share data)
	2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$159	$171	$189	$193	$200	$207	$213	$218
Net income (loss)	(6)	(15)	(5)	23	17	16	23	30
Net income (loss) per share - diluted	(0.19)	(0.47)	(0.17)	0.71	0.52	0.48	0.72	0.91
Weighted average outstanding shares - diluted	31.8	31.9	32.0	32.3	32.4	32.4	32.4	32.5

EBITDA	14	(1)	22	55	48	46	58	64
Adjusted EBITDA	24	11	36	65	58	56	67	75
Non-GAAP Net Income	11	2	17	36	31	29	36	42
Non-GAAP Net Income per share - diluted	0.34	0.08	0.53	1.10	0.95	0.91	1.11	1.29

“Three years ago we saw an opportunity to capture the lead in the massive apartment rental listings industry, and we invested aggressively in Apartments.com to successfully capture that opportunity,” said Florance. “Those investments have paid off as we have now taken the number one position in the industry in visits (as reported by comScore for December 2016), revenue, and momentum. We intend to build on that competitive advantage with our recent purchase of Westside Rentals in southern California, a leading content provider in the largest U.S. apartment rental market. In addition, we launched Apartamentos.com, the first all-Spanish apartment rental listing site in the United States, targeted at reaching the growing U.S. Hispanic community, currently estimated at 57 million.”

“As investments into Apartments.com shift to profits from Apartments.com, we are shifting our focus to an opportunity to accelerate CoStar revenue growth by merging the LoopNet information products into CoStar,” stated Florance. “In the fourth quarter of 2016, we began expanding CoStar’s research capabilities to support this strategy by opening a new research headquarters in Richmond, Virginia. We already have over 250 researchers in Richmond, and have increased research productivity by more than 100% year-over-year yielding higher quality research to support our CoStar upselling priorities in 2017 and 2018.”

“CoStar Suite continues to show impressive revenue growth,” said Florance. “I believe the CoStar Suite offering will be even more valuable in years to come as we create an even stronger information platform with the integration of the LoopNet and CoStar databases and conversion of LoopNet information users to CoStar.”

CoStar Suite revenue for the year ended December 31, 2016 was $408 million, an increase of 13% versus 2015 and an increase of 14% excluding the impact of foreign currency movements. Multifamily revenue increased 40% in the full year of 2016 compared to 2015, and 22% for the same period on a pro forma basis (defined below), adjusting for the Apartment Finder acquisition.

Non-GAAP net income (defined below) for the year ended December 31, 2016 was $138 million or $4.26 per diluted share, an increase of $72 million compared to non-GAAP net income of $66 million in 2015. Adjusted EBITDA (defined below) was $256 million for the full year of 2016 compared to $136 million in 2015, which is an increase of $120 million or 88% year-over-year. Adjusted EBITDA margin was 31% for the year ended December 31, 2016 versus 19% for 2015. Adjusted EBITDA Margin was 34% in the fourth quarter of 2016.

Company-wide net new bookings were $29 million in the fourth quarter of 2016 which represents an increase of 16% year-over-year versus $25 million in the fourth quarter of 2015 and 13% growth sequentially versus $26 million in the third quarter of 2016. Net new bookings in the fourth quarter were strong despite increasing headwinds resulting from the discontinuation of sales and marketing efforts for the LoopNet information products ahead of the integration with CoStar Suite.

As of December 31, 2016, the Company had approximately $577 million in cash, cash equivalents and investments, which is an increase of approximately $140 million since December 31, 2015. Short and long-term debt outstanding, net of debt issuance costs, totaled approximately $338 million as of December 31, 2016.

2017 Outlook
“2016 was a year of strong growth and rapid margin expansion for CoStar,” said Scott Wheeler, Chief Financial Officer of CoStar Group. “Our adjusted EBITDA margin increased to 31% in 2016 from 19% in 2015, demonstrating the impressive margin leverage capabilities of the CoStar business model. The 1,200 basis point increase in adjusted EBITDA margin we delivered in 2016 is 300 to 400 basis points higher than the margin guidance we provided at the beginning of the year.  As we look forward to 2017, we plan to reinvest a modest portion of these margin gains back in the business before continuing to expand our margins as we exit 2017.”

The Company expects revenue of approximately $223 million to $225 million for the first quarter of 2017 and approximately $935 million to $945 million for the full year of 2017, representing year-over-year growth of approximately 11-13% compared to 2016.

The Company expects non-GAAP net income per diluted share of approximately $0.92 to $0.97 for the first quarter of 2017. For the full year of 2017, the Company expects non-GAAP net income per diluted share of approximately $4.18 to $4.28. Adjusted EBITDA is expected to be approximately $57 million to $60 million in the first quarter and $260 million to $265 million for the full year 2017.

The full year guidance range includes an estimate of $15 million of expenses or $0.28 per diluted share associated with the Xceligent litigation that the Company filed on December 12, 2016. While the cost of the litigation is very difficult to predict, the Company currently believes the costs will fall in a range of $10 million to $20 million for 2017. First quarter costs associated with this matter are expected to be approximately $4 million. Details of the litigation can be found on CoStar’s website at http://www.costar.com/xceligent.

CoStar’s outlook also includes the impact of the January 31, 2017 acquisition of Westside Rentals, a leading apartment rentals website in the important southern California market. The Company expects modest dilution in 2017 of approximately $5 million or $0.10 per diluted share. This is the result of the discontinuation of the current Westside Rentals renter-paid subscription revenue model in favor of potential increased advertising revenue for Apartments.com in southern California

The preceding forward-looking statements reflect CoStar Group’s expectations as of February 22, 2017, including forward-looking non-GAAP financial measures on a consolidated basis. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, the exact amounts or timing of investments, transition, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest and other income (expense), (ii) provision (benefit) for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v)

restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. The company assumes a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period. For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Pro-forma Revenue Definition
Pro-forma revenue growth rates presented in this release include the addition of Apartment Finder core online marketplace revenue recognized prior to the June 1, 2015 acquisition date and exclude any pre- or post- acquisition revenue for discontinued Apartment Finder services such as Finder Social.

Earnings Conference Call
Management will conduct a conference call at 11:00 AM EST on Thursday, February 23, 2017 to discuss earnings results for the fourth quarter of 2016 and the Company’s outlook. To join the conference call by telephone, please dial (877) 209-9920 (from the United States and Canada) or (612) 332-0636 (from all other countries) and refer to conference code 417293. The audio portion of the conference call will be broadcast live over the Internet at www.costargroup.com/investors/events. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 417293. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues	$218,311	$193,009	$837,630	$711,764
Cost of revenues	46,013	45,127	173,814	188,885
Gross margin	172,298	147,882	663,816	522,879

Operating expenses:
Selling and marketing	65,397	59,808	296,483	302,226
Software development	19,861	16,720	76,400	65,760
General and administrative	35,022	29,161	123,297	115,507
Purchase amortization	5,129	6,671	22,731	27,931
	125,409	112,360	518,911	511,424

Income from operations	46,889	35,522	144,905	11,455
Interest and other income	1,186	64	1,773	537
Interest and other expense	(2,554)	(2,351)	(10,016)	(9,411)
Income before income taxes	45,521	33,235	136,662	2,581
Income tax expense, net	15,948	10,245	51,591	6,046
Net income (loss)	$29,573	$22,990	$85,071	$(3,465)

Net income (loss) per share - basic	$0.92	$0.72	$2.64	$(0.11)
Net income (loss) per share - diluted	$0.91	$0.71	$2.62	$(0.11)

Weighted average outstanding shares - basic	32,213	31,999	32,167	31,950
Weighted average outstanding shares - diluted	32,473	32,284	32,436	31,950

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net income (loss)	$29,573	$22,990	$85,071	$(3,465)
Income tax expense, net	15,948	10,245	51,591	6,046
Income before income taxes	45,521	33,235	136,662	2,581
Purchase amortization and other related costs	10,829	13,861	45,550	58,008
Stock-based compensation expense	9,368	9,368	36,349	34,537
Acquisition and integration related costs	—	1,023	2,258	6,370
Restructuring and related costs	1,779	(311)	1,845	1,968
Settlements and impairments	—	—	—	2,778
Non-GAAP income before income taxes	67,497	57,176	222,664	106,242
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(25,649)	(21,727)	(84,612)	(40,372)
Non-GAAP net income	$41,848	$35,449	$138,052	$65,870

Net income (loss) per share - diluted	$0.91	$0.71	$2.62	$(0.11)
Non-GAAP net income per share - diluted**	$1.29	$1.10	$4.26	$2.04

Weighted average outstanding shares - basic	32,213	31,999	32,167	31,950
Weighted average outstanding shares - diluted**	32,473	32,284	32,436	32,243

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net income (loss)	$29,573	$22,990	$85,071	$(3,465)
Purchase amortization in cost of revenues	5,700	7,190	22,819	30,077
Purchase amortization in operating expenses	5,129	6,671	22,731	27,931
Depreciation and other amortization	6,295	5,664	24,615	20,524
Interest and other income	(1,186)	(64)	(1,773)	(537)
Interest and other expense	2,554	2,351	10,016	9,411
Income tax expense, net	15,948	10,245	51,591	6,046
EBITDA	$64,013	$55,047	$215,070	$89,987
Stock-based compensation expense	9,368	9,368	36,349	34,537
Acquisition and integration related costs	—	1,023	2,258	6,370
Settlements and impairments	—	(311)	—	2,778
Restructuring and related costs	1,779	—	1,845	1,968
Adjusted EBITDA	$75,160	$65,127	$255,522	$135,640

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$567,223	$421,818
Accounts receivable, net	48,537	40,276
Income tax receivable	129	430
Prepaid expenses and other current assets	11,602	10,209
Total current assets	627,491	472,733

Long-term investments	9,952	15,507
Deferred income taxes, net	7,273	9,107
Property and equipment, net	87,568	88,311
Goodwill	1,254,866	1,252,945
Intangible assets, net	195,965	238,318
Deposits and other assets	1,948	2,650
Total assets	$2,185,063	$2,079,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$83,916	$76,397
Current portion of long-term debt	31,866	16,746
Deferred revenue	39,164	42,138
Total current liabilities	154,946	135,281

Long-term debt, less current portion	306,473	338,366
Deferred gain on sale of building	18,715	21,239
Deferred rent	31,589	29,628
Deferred income taxes, net	18,386	4,585
Income taxes payable	741	6,692

Stockholders' equity	1,654,213	1,543,780
Total liabilities and stockholders' equity	$2,185,063	$2,079,571

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues
North America	$210,735	$186,514	$809,492	$686,573
International
External customers	7,576	6,495	28,138	25,191
Intersegment revenue *	16	16	40	41
Total International revenue	7,592	6,511	28,178	25,232
Intersegment eliminations	(16)	(16)	(40)	(41)
Total revenues	$218,311	$193,009	$837,630	$711,764

EBITDA
North America **	$62,605	$54,276	$210,901	$87,092
International ***	1,408	771	4,169	2,895
Total EBITDA	$64,013	$55,047	$215,070	$89,987

*Intersegment revenue recorded was attributable to services performed for the Company's wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company’s wholly owned U.K. holding company. Intersegment revenue is recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam.

**North America EBITDA includes an allocation of approximately $17,000 and $191,000 for the three months ended December 31, 2016 and 2015, respectively. North America EBITDA includes an allocation of approximately $396,000 and $954,000 for the twelve months ended December 31, 2016 and 2015, respectively. This allocation represents costs incurred for International employees involved in development activities of the Company’s North America operating segment.

***International EBITDA includes a corporate allocation of approximately $75,000 and $56,000 for the three months ended December 31, 2016 and 2015, respectively. International EBITDA includes a corporate allocation of approximately $321,000 and $256,000 for the twelve months ended December 31, 2016 and 2015, respectively. This allocation represents costs incurred for North America employees involved in management and expansion activities of the Company’s International operating segment.

CoStar Group, Inc.
Revenues by Services-Unaudited
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Information and analytics
CoStar Suite	$106,487	$93,509	$408,456	$360,440
Information services	18,842	19,375	77,178	75,790
Online marketplaces
Multifamily	60,083	50,443	224,835	160,630
Commercial property and land	32,899	29,682	127,161	114,904
Total revenues	$218,311	$193,009	$837,630	$711,764

CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures with 2015-2016 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income (loss)	$(6.1)	$(15.0)	$(5.4)	$23.0	$16.7	$15.6	$23.2	$29.6
Income tax expense (benefit), net	0.6	(7.4)	2.6	10.2	11.2	10.2	14.2	16.0
Income (loss) before income taxes	(5.5)	(22.4)	(2.8)	33.2	27.9	25.8	37.4	45.5
Purchase amortization and other related costs	13.5	13.5	17.1	13.9	11.9	11.5	11.3	10.8
Stock-based compensation expense	7.4	8.4	9.3	9.4	8.3	9.3	9.3	9.4
Acquisition and integration related costs	0.6	2.9	1.8	1.0	1.5	0.8	—	—
Restructuring and related costs	—	—	2.3	(0.3)	—	—	0.1	1.8
Settlements and impairments	1.4	1.4	—	—	—	—	—	—
Non-GAAP income before income taxes	17.4	3.9	27.7	57.2	49.6	47.5	58.1	67.5
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(6.6)	(1.5)	(10.5)	(21.7)	(18.9)	(18.0)	(22.1)	(25.6)
Non-GAAP net income	$10.8	$2.4	$17.2	$35.5	$30.7	$29.4	$36.0	$41.8

Non-GAAP net income per share - diluted**	$0.34	$0.08	$0.53	$1.10	$0.95	$0.91	$1.11	$1.29

Weighted average outstanding shares - basic	31.8	32.0	32.0	32.0	32.1	32.2	32.2	32.2
Weighted average outstanding shares - diluted**	32.2	32.3	32.2	32.3	32.4	32.4	32.4	32.5

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income (loss)	$(6.1)	$(15.0)	$(5.4)	$23.0	$16.7	$15.6	$23.2	$29.6
Purchase amortization	13.5	13.5	17.1	13.9	11.9	11.5	11.3	10.8
Depreciation and other amortization	4.3	5.1	5.4	5.7	5.6	5.9	6.8	6.3
Interest and other income	(0.3)	(0.1)	(0.0)	(0.1)	(0.1)	(0.2)	(0.3)	(1.2)
Interest and other expense	2.3	2.4	2.4	2.3	2.5	2.5	2.5	2.6
Income tax expense (benefit), net	0.6	(7.4)	2.6	10.2	11.2	10.2	14.2	15.9
EBITDA	$14.3	$(1.5)	$22.1	$55.0	$47.8	$45.6	$57.7	$64.0
Stock-based compensation expense	7.4	8.4	9.3	9.4	8.3	9.3	9.3	9.4
Acquisition and integration related costs	0.6	2.9	1.8	1.0	1.5	0.8	—	—
Restructuring and related costs	—	—	2.3	(0.3)	—	—	0.1	1.8
Settlements and impairments	1.4	1.4	—	—	—	—	—	—
Adjusted EBITDA	$23.7	$11.2	$35.5	$65.1	$57.6	$55.7	$67.1	$75.2

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2017		Ended December 31, 2017
	Low	High	Low	High

Net income	$16,400	$18,700	$92,000	$96,000
Income tax expense, net	10,900	12,500	59,100	61,600
Income before income taxes	27,300	31,200	151,100	157,600
Purchase amortization and other related costs	10,600	10,600	33,000	33,000
Stock-based compensation expense	10,000	9,000	37,000	36,000
Acquisition and integration related costs	—	—	—	—
Restructuring and related costs	—	—	—	—
Settlements and impairments	—	—	—	—
Non-GAAP income before income taxes	47,900	50,800	221,100	226,600
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(18,200)	(19,300)	(84,000)	(86,100)
Non-GAAP net income	$29,700	$31,500	$137,100	$140,500

Net income per share - diluted	$0.51	$0.58	$2.80	$2.93
Non-GAAP net income per share - diluted	$0.92	$0.97	$4.18	$4.28

Weighted average outstanding shares - diluted	32,400	32,400	32,800	32,800

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2017		Ended December 31, 2017
	Low	High	Low	High
Net income	$16,400	$18,700	$92,000	$96,000
Purchase amortization and other related costs	10,600	10,600	33,000	33,000
Depreciation and other amortization	6,500	6,500	27,500	27,500
Interest and other expense (income), net	2,500	2,500	10,900	10,900
Income tax expense, net	10,900	12,500	59,100	61,600
Stock-based compensation expense	10,000	9,000	37,000	36,000
Acquisition and integration related costs	—	—	—	—
Restructuring and related costs	—	—	—	—
Settlements and impairments	—	—	—	—
Adjusted EBITDA	$56,900	$59,800	$259,500	$265,000

All Contacts

Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Richard Simonelli
Vice President, Investor Relations
(202) 346-6394
rsimonelli@costar.com

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. LoopNet is the most heavily trafficked commercial real estate marketplace online with more than 10 million registered members. Apartments.com, ApartmentFinder.com, ApartmentHomeLiving.com, and Westside Rentals form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. Through an exclusive partnership with Move, a subsidiary of News Corporation, Apartments.com is the exclusive provider of apartment community listings across Move’s family of websites, which include realtor.com®, doorsteps.com and move.com. CoStar Group’s websites attracted an average of nearly 24 million unique monthly visitors in aggregate in 2016. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of over 3,000 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to sales, bookings, earnings, margin, profitability, revenue, research productivity, unique visitors, and total visits; the risk that the Company is unable to sustain current revenue and earnings growth rates or increase them; the risk that the Company is unable to achieve its stated revenue and margin goals as and when expected; the risk that the Company is unable to hire or maintain the number of employees expected in Richmond or maintain the increased research productivity; the risk that the acquisition of Westside Rentals does not produce the expected results; the risk that the launch of Apartamentos.com does not achieve the expected results; the risk that the CoStar Suite offering does not produce the growth expected as a result of the LoopNet and CoStar integration and conversion of LoopNet users to CoStar; the risk that investments made in 2017 in connection with the LoopNet integration and conversion do not produce sustained high levels of growth in the core CoStar information business as expected; the risk that the Company’s plans with respect to the integration of the LoopNet and CoStar databases and conversion of LoopNet information subscribers to CoStar information services and the related sales efforts change or that those integration and conversion efforts are not completed as or when expected; the risk that the Company’s plans to reinvest recent margin gains change; the risk that revenues for the first quarter and full year 2017 will not be as stated in this press release; the risk that net income for the first quarter and full year 2017 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the first quarter and full year 2017 will not be as stated in this press release; the risk that adjusted EBITDA for the first quarter and full year 2017 will not be as stated in this press release; the risk that costs actually incurred in connection with the Xceligent litigation differ from estimates set forth in this release, which differences may be material; the risk that the Company’s plans with respect to discontinuation of the current Westside Rentals revenue model change; the risk that the impact of the acquisition of Westside Rentals on the Company’s outlook differs from expectations; the risk that actual dilution as a result of discontinuation of the current Westside Rentals subscription model and potential increased advertising revenue for Apartments.com in Southern California differ from expectations, which differences may be material. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.